Exhibit 99.1

FOR IMMEDIATE RELEASE

March 8, 2022	Nasdaq Capital Markets - GTIM

Good Times RESTAURANTS INC Welcomes MATTHEW kARNES as
SENIOR Vice President of FINANCE and Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

(Golden, CO) March 8, 2022 – Good Times Restaurants Inc. (GTIM) (the “Company”), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that Matthew Karnes has been named Senior Vice President of Finance.

Matthew, age 40, joins the Company from Denver Economic Development and Opportunity where he was the Chief Operating and Financial Officer, a position he held since December of 2019 and served as Special Projects Director since August 2018. From November 2015 to August 2018, Matthew was the Finance Director for FP&A and Contract Services at Denver International Airport. Additionally, Matthew served in a variety of individual and supervisory roles within finance and operations after graduating from the University of Arkansas.

"I am delighted to welcome Matthew to the Good Times Restaurants team," said Ryan Zink, President and Chief Executive Officer. “Matthew brings eighteen years of strong finance and operations leadership with a proven ability to direct and manage financial capabilities for both small and large organizations, with a unique knowledge of private, public and government settings. His ability to think strategically, lead teams and drive change, and manage complex operating and capital budgets will continue to strengthen our leadership team."

Matthew stated, "I’ve been following the Company for many years, and I am excited to focus on developing our processes and teams and to be part of continuing to grow these amazing brands for our guests and shareholders. Being a part of Good Times and Bad Daddy’s fits right into my love of culture including the great outdoors, music, food and people."

In connection with Mr. Karnes’ appointment, the Company’s Board of Directors approved, pursuant to Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules, the grant of inducement equity awards to Mr. Karnes in the form of (a) a stock option to purchase 25,000 shares of the Company’s common stock granted on Mr. Karnes’ first day of employment (the “Initial Options”); and (b) an additional stock option to purchase 25,000 shares of common stock to be granted on the one year anniversary date of Mr. Karnes employment (the “Additional Options,” and, together with the Initial Options, the “Options”). The Options will be granted outside of the Company’s 2018 Omnibus Equity Incentive Plan as an inducement material to Mr. Karnes’ acceptance of employment with the Company. The Initial Options have a ten-year term, vest 1/3 each year over a three-year vesting period, subject to Mr. Karnes’ continuous employment with the Company, and will have an exercise price equal to the Company’s closing market price on the day of grant. The Additional Options will have a ten-year term, an exercise price equal to the greater of market price on the date of grant or $5.00, and will vest upon the achievement the Company’s common stock reaching a market price of $7.50 per share, calculated based upon a trailing 60-day volume weighted average price.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 42 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick-service restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the Company's financial performance and its cash flows from operations, general economic conditions, which could adversely affect the Company's results of operations and cash flows. These risks also include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 28, 2021 filed with the SEC, and other filings with the SEC. Good Times disclaims any obligation or duty to update or modify these forward-looking statements

GOOD TIMES RESTAURANTS INC. CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440